Fifth Street Finance Corp. Promotes Todd G. Owens to Chief Executive Officer and Ivelin M. Dimitrov to President

GREENWICH, CT, January 22, 2015 – Fifth Street Finance Corp. (NASDAQ:FSC) (“FSC”) today announced that its Board of Directors has promoted Todd G. Owens to Chief Executive Officer from his former role as President. Mr. Owens joined Fifth Street in September 2014 and currently serves as President of FSC and is a member of FSC’s Board of Directors. Leonard M. Tannenbaum resigned as FSC’s Chief Executive Officer after six and a half years in that role.

Additionally, the Board of Directors appointed Ivelin M. Dimitrov to President of FSC. Mr. Dimitrov joined Fifth Street in May 2005 and currently serves as Chief Investment Officer of FSC and is a member of FSC’s Board of Directors. He is also Chairman of the Board of Directors of Healthcare Finance Group, LLC, a portfolio company of FSC.

The FSC Board of Directors would like to thank Len for his service as Chief Executive Officer for the past six and a half years and congratulate Todd on his promotion to Chief Executive Officer.

“I am very excited about the market opportunity available for FSC and look forward to guiding the company as its Chief Executive Officer,” stated Todd G. Owens, adding, “I believe there is an opportunity to build upon the company’s solid foundation and drive value by making operational decisions that are in the best interests of FSC’s shareholders.”

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. FSC’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a credit-focused asset manager with over $6 billion in assets under management across multiple public and private vehicles. With a track record of more than 16 years, Fifth Street’s nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion’s Award for “Senior Lender Firm of the Year” and was named both 2013 “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSC’s website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com